EXHIBIT 99.1

News Release

February 7, 2005
Contact:	Tom Lampen, ChoiceOne Bank (616) 887-2339 tlampen@choiceone.com

ChoiceOne Financial Announces Earnings For 2004

Sparta, Michigan - ChoiceOne Financial Services, Inc. reported fourth quarter net income of $521,000, a decrease of 2% from the fourth quarter of 2003. Earnings per share for the fourth quarter of 2004 were $.33, compared to $.34 per share for the same period in 2003. Net income for the year of 2004 was $1,854,000, or $1.18 per share, compared to $2,101,000, or $1.35 per share in 2003. Total assets as of December 31, 2004 were $232,285,000, which represented growth of $16,818,000 from a year earlier. Loans experienced growth of 7% in 2004 while deposits increased 14% since the end of 2003. Part of this deposit growth is attributable to the opening of our Rockford Office in September 2004.

Lower noninterest income was the main contributing factor to the decrease in net income in 2004. Gains on sales of loans in 2004 decreased $502,000 from 2003. Mortgage refinancing activity decreased significantly in 2004 as compared to 2003 due primarily to higher mortgage rates. Net interest income, though lower in 2004 than 2003, increased 7% in the fourth quarter of 2004 compared to the fourth quarter of 2003 and reached its highest dollar amount since the third quarter of 2002. James Bosserd, President and Chief Executive Officer, stated, "We were pleased with the upward trend in our net interest margin. Our growth in earning assets in the past year has helped to offset the effect of historically low interest rates. We believe that higher interest rates forecast for 2005 will help to improve our interest spread and should partner with expected asset growth to generate a continued increase in margin dollars."

ChoiceOne's provision for loan losses increased $165,000 in the fourth quarter of 2004 as compared to the fourth quarter of 2003 and was $65,000 higher for the entire year of 2004 compared to 2003. A higher level of net charge-offs in the fourth quarter of 2004 than the same period in the prior year caused the increase in the provision. As a result of management's efforts to improve the quality of the loan portfolio, nonperforming loans as of December 31, 2004 were at their lowest level since March 31, 1998. Noninterest expense was 6% lower in 2004 than in 2003. This was achieved primarily through cost savings in salaries and benefits expense as well as occupancy expense. The fourth quarter of 2003 also included a $156,000 prepayment penalty for the early payment of Federal Home Loan Bank advances.

ChoiceOne Financial Services, Inc. is a bank holding company headquartered in Sparta, Michigan and the parent corporation of ChoiceOne Bank. ChoiceOne Bank operates five full service offices in northern Kent County. ChoiceOne Bank offers insurance and investment products through its subsidiary, ChoiceOne Insurance Agencies,

Inc. and mortgage products through its subsidiary, ChoiceOne Mortgage Company of Michigan. For more information, please visit ChoiceOne's web site at www.choiceone.com.

Forward-Looking Statements
This press release contains forward-looking statements. Words such as "anticipates," "believes," "estimates," "expects," "intends," "should," "will," variations of such words and similar expressions are intended to identify forward-looking statements. These statements reflect management's current beliefs as to the expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Factors that could cause a difference include, among others: changes in the national and local economies or market conditions; changes in interest rates and banking laws and regulations; the impact of competition from traditional or new sources; and the level and timing of asset growth. These and other factors that may emerge could cause decisions and actual results to differ materially from current expectations. ChoiceOne undertakes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.

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EDITORS NOTE: Media interviews with ChoiceOne Bank executives are available by calling Tom Lampen at (616) 887-2339 or tlampen@choiceone.com. Electronic versions of bank official headshots are also available.